As filed with the Securities and Exchange Commission on December 3, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
U.S. WELL SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	81-1847117
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
770 South Post Oak Lane, Suite 405
Houston, Texas 77056
Telephone: (832) 562-3730
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Joel Broussard
President and Chief Executive Officer
770 South Post Oak Lane, Suite 405
Houston, Texas 77056
Telephone: (832) 562-3730
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Justin E. Rawlins
Elliott M. Smith
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Telephone: (212) 294-6700
Facsimile: (212) 294-4700
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable upon the exercise of warrants issued in the registrant’s initial public offering	16,250,000	$11.50(2)	$186,875,000(2)	$22,650(2)
Class A common stock, issuable upon the exercise of warrants issued in private placements	7,750,000	$11.50(2)	$89,125,000(2)	$10,802(2)
Secondary Offering
Class A common stock	68,799,924(3)	$7.87(3)	$541,455,402(3)	$65,625(3)
Private Placement Warrants	15,500,000	(4)	(4)	(4)
Total				$99,077

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed conversion or exercise price of the security.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low sales prices of the Registrant’s common stock on November 29, 2018, as reported on the Nasdaq Capital Market.

(4)
Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required with respect to these securities.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED December 3, 2018
PROSPECTUS
U.S. Well Services, Inc.
Primary Offering of
24,000,000 shares of Class A Common Stock
Issuable Upon Exercise of Warrants
Secondary Offering of
68,799,924 shares of Class A Common Stock and
15,500,000 Warrants to Purchase Class A Common Stock
This prospectus relates to the issuance by us of up to 24,000,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”). Of these shares:
•
16,250,000 shares are issuable upon the exercise of warrants that were issued in our initial public offering pursuant to a prospectus dated March 9, 2017 (the “Public Warrants”); and

•
7,750,000 shares are issuable upon the exercise of warrants initially issued to Matlin & Partners Acquisition Sponsor LLC (the “M&P LLC”) and Cantor Fitzgerald & Co. (“Cantor”) in private placements that occurred simultaneously with our initial public offering (the “Private Placement Warrants” and collectively with the Public Warrants, the “warrants”).

Each warrant entitles the holder thereof to purchase one-half of one share of our Class A common stock for an exercise price of  $5.75 per half share ($11.50 per whole share). Warrants are exercisable only for a whole number of shares of Class A common stock. We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of Class A common stock.
In addition, the selling securityholders identified in this prospectus may, from time to time in one or more offerings, offer and sell up to 68,799,924 shares of our Class A common stock, of which:
•
5,150,000 shares were issued in a private placement prior to our initial public offering;

•
13,532,331 shares were issued as partial consideration in connection with our business combination with USWS Holdings LLC (“USWS Holdings”) which we completed on November 9, 2018 (the “Business Combination”);

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14,546,755 shares are issuable upon the exchange of an equal number of units (the “USWS Units”) representing limited liability company interests in USWS Holdings, our majority-owned subsidiary, together with a corresponding number of shares of our Class B common stock, par value $0.0001 per share (the “Class B common stock”);

•
27,754,336 shares were issued in private placements in connection with the Business Combination;

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66,502 shares were purchased by M&P LLC in connection with the closing of the Business Combination (the “Closing”); and

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7,750,000 shares are issuable upon the exercise of Private Placement Warrants.

The selling securityholders may also, from time to time in one or more offerings, offer and sell up to 15,500,000 Private Placement Warrants.
We will not receive any proceeds from the sale of our Class A common stock or Private Placement Warrants by selling securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders’ securities and to indemnify certain selling securityholders against certain liabilities.
This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.
The selling securityholders may offer and sell our Class A common stock or Private Placement Warrants to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders may offer and sell these securities from time to time, together or separately. If the selling securityholders use underwriters, dealers or agents to sell such securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.
Our Class A common stock and our Public Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the symbols “USWS” and “USWSW,” respectively. On November 30, 2018, the closing price of our Class A common stock and Public Warrants were $7.90 and $0.64, respectively. The Private Placement Warrants are not listed on any exchange. We expect that the Private Placement Warrants will trade alongside the Public Warrants on Nasdaq once the registration statement of which this prospectus forms a part becomes effective.

See the section entitled “Risk Factors” beginning on page 4 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. See “Risk Factors.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2018

You should rely only on the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents (or the date of the document incorporated by reference, as applicable).
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may issue up to an aggregate of 24,000,000 shares of our Class A common stock upon the exercise of our Public Warrants and our Private Placement Warrants and the selling securityholders may sell from time to time in one or more offerings up to an aggregate of 68,799,924 shares of our Class A common stock and up to an aggregate of 15,500,000 Private Placement Warrants.
This prospectus describes the general manner in which the securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.
Unless the context requires otherwise, references in this prospectus to “U.S. Well Services,” “the “Company,” “we,” “us,” “our” and similar terms refer to U.S. Well Services, Inc. and its consolidated subsidiaries on and after the consummation of the Business Combination, references to “Matlin” or “MPAC” refer to us prior to the consummation of the Business Combination, and references to “USWS” prior to the Business Combination are to U.S. Well Services, LLC, the wholly owned subsidiary of USWS Holdings LLC, the entity in which we acquired a majority interest in connection with the Business Combination.
ii

ABOUT U.S. WELL SERVICES, INC.
We provide high-pressure, hydraulic fracturing services in unconventional oil and natural gas basins. Both our conventional (diesel) and Clean Fleet® (electric) hydraulic fracturing fleets are among the most reliable and highest performing fleets in the industry, with the capability to meet the most demanding pressure and pump rate requirements in the industry. We operate in many of the active shale and unconventional oil and natural gas basins of the United States and our clients benefit from the performance and reliability of our equipment and personnel. Specifically, all of our fleets operate on a 24-hour basis and have the ability to withstand the high utilization rates that result in more efficient operations. Our senior management team has extensive industry experience providing pressure pumping services to exploration and production companies across North America.
We were originally formed on March 10, 2016 as a special purpose acquisition company under the name Matlin & Partners Acquisition Corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On November 9, 2018, we completed an initial business combination with USWS Holdings pursuant to a Merger and Contribution Agreement, dated as of July 13, 2018 (as amended, the “Merger and Contribution Agreement”), by and among MPAC, MPAC Merger Sub LLC, a Delaware limited liability company and our wholly owned subsidiary, USWS Holdings, certain owners of equity interests in USWS Holdings and, solely for purposes described therein, the seller representative named therein. The transactions contemplated by the Merger and Contribution Agreement are collectively referred to in this prospectus as the “Business Combination.” As part of the Business Combination, we changed our name from Matlin & Partners Acquisition Corporation to U.S. Well Services, Inc.
Additional Information
Our principal executive office is located at 770 South Post Oak Lane, Suite 405, Houston, Texas 77056 and our telephone number is (832) 562-3730.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus and the documents incorporated by reference herein within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.
These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

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changes in applicable laws or regulations;

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fluctuations in the U.S. and/or global stock markets;

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the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

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other risks and uncertainties set forth in this prospectus or in any applicable prospectus supplement, as well as all documents incorporated by reference herein.

USE OF PROCEEDS
We will receive up to an aggregate of approximately $276,000,000 from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, including acquisitions and other business opportunities, capital expenditures and working capital.
We will not receive any proceeds from the sale of Class A common stock or Private Placement Warrants by selling securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders’ securities and to indemnify certain selling securityholders against certain liabilities.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements” and the risks described below, you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement, as well as in our definitive proxy statement on Schedule 14A filed in connection with the Business Combination (the “Proxy Statement”), our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.
Risks Related to Our Business and Industry
Our business is cyclical and depends on spending and well completions by the onshore oil and natural gas industry in the United States, and the level of such activity is volatile. Our business has been, and may continue to be, adversely affected by industry conditions that are beyond our control.
Our business is cyclical, and we depend on the willingness of our customers to make expenditures to explore for, develop and produce oil and natural gas from onshore unconventional resources in the United States. The willingness of our customers to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which we have no control, including:
•
prices, and expectations about future prices, for oil and natural gas;

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domestic and foreign supply of, and demand for, oil and natural gas and related products;

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the level of global and domestic oil and natural gas inventories;

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the supply of and demand for hydraulic fracturing and other oilfield services and equipment in the United States;

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the cost of exploring for, developing, producing and delivering oil and natural gas;

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available pipeline, storage and other transportation capacity;

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lead times associated with acquiring equipment and products and availability of qualified personnel;

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the discovery rates of new oil and natural gas reserves;

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federal, state and local regulation of hydraulic fracturing and other oilfield service activities, as well as exploration and production activities, including public pressure on governmental bodies and regulatory agencies to regulate our industry;

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the availability of water resources, suitable proppant and chemicals in sufficient quantities for use in hydraulic fracturing fluids;

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geopolitical developments and political instability in oil and natural gas producing countries;

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actions of the Organization of the Petroleum Exporting Countries (“OPEC”), its members and other state-controlled oil companies relating to oil price and production controls;

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advances in exploration, development and production technologies or in technologies affecting energy consumption;

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the price and availability of alternative fuels and energy sources;

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weather conditions and natural disasters;

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uncertainty in capital and commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing; and

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U.S. federal, state and local and non-U.S. governmental regulations and taxes.

The volatility of the oil and natural gas industry and the resulting impact on exploration and production activity could adversely impact the level of drilling and completion activity by some of our customers. This volatility may result in a decline in the demand for our services or adversely affect the price of our services. In addition, material declines in oil and natural gas prices, or drilling or completion activity in the U.S. oil and natural gas shale regions, could have a material adverse effect on our business, financial condition, prospects, results of operations and cash flows. In addition, a decrease in the development of oil and natural gas reserves in our market areas may also have an adverse impact on our business, even in an environment of strong oil and natural gas prices.
Our business may be adversely affected by a deterioration in general economic conditions or a weakening of the broader energy industry.
A prolonged economic slowdown or recession in the United States, adverse events relating to the energy industry or regional, national and global economic conditions and factors, particularly a further slowdown in the oil and natural gas exploration and production (“E&P”) industry, could negatively impact our operations and therefore adversely affect our results. The risks associated with our business are more acute during periods of economic slowdown or recession because such periods may be accompanied by decreased exploration and development spending by our customers, decreased demand for oil and gas and decreased prices for oil and gas.
A decline in or substantial volatility of crude oil and natural gas commodity prices could adversely affect the demand for our services.
The demand for our services is substantially influenced by current and anticipated crude oil and natural gas commodity prices and the related level of drilling and completion activity and general production spending in the areas in which we have operations. Volatility or weakness in crude oil and natural gas commodity prices (or the perception that crude oil and natural gas commodity prices will decrease) affects the spending patterns of our customers and the products and services we provide are, to a substantial extent, deferrable in the event oil and natural gas companies reduce capital expenditures. As a result, we may experience lower utilization of, and may be forced to lower our rates for, our equipment and services.
Historical prices for crude oil and natural gas have been extremely volatile and are expected to continue to be volatile. For example, since 1999, oil prices have ranged from as low as approximately $10 per barrel to over $100 per barrel. In recent years, oil and natural gas prices and, therefore, the level of exploration, development and production activity, experienced a sustained decline from the highs in the latter half of 2014 as a result of an increasing global supply of oil and a decision by OPEC to sustain its production levels in spite of the decline in oil prices and slowing economic growth in the Eurozone and China. From late 2014 to the second half of 2016, prices for U.S. oil weakened in response to continued high levels of production by OPEC, a buildup in inventories and lower global demand. OPEC’s recent agreement to reduce its oil production has provided upward momentum for oil prices, but member nations may opt to not follow this agreement.
As a result of the significant decline in the price of oil, beginning in late 2014, E&P companies moved to significantly cut costs, both by decreasing drilling and completion activity and by demanding price concessions from their service providers, including providers of hydraulic fracturing services. In turn, service providers, including hydraulic fracturing service providers, were forced to lower their operating costs and capital expenditures, while continuing to operate their businesses in an extremely competitive environment. Prolonged periods of price instability in the oil and natural gas industry will adversely affect the demand for our products and services and our financial condition, prospects and results of operations.
Additionally, the commercial development of economically viable alternative energy sources (such as wind, solar, geothermal, tidal, fuel cells and biofuels) could reduce demand for our services and create downward pressure on the revenue we are able to derive from such services, as we are dependent on oil and natural gas commodity prices.

Exposure to the volatility of crude oil and natural gas prices has had and could continue to have an adverse effect on our financial condition, results of operations or cash flows.
Our financial condition, results of operations and cash flows are largely dependent upon the prices of oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The market prices for crude oil and natural gas depend on factors beyond our control, including worldwide and domestic supplies of crude oil and natural gas and actions taken by foreign oil and gas producing nations.
The sustained low prices of crude oil and natural gas from late 2014 to the second half of 2016, among other factors, caused a decline in demand and pricing for oilfield services, which contributed to lower utilization, revenue and profit for us during that period, ultimately leading to our inability to service our debt and out-of-court debt restructuring in February 2017 (the “Restructuring”). Even though we have less debt on our balance sheet following the Restructuring, continued low prices of crude oil and natural gas could have a material adverse impact on our operations, our ability to service our debt, and our ability to fund capital expenditures.
Fuel conservation measures could reduce demand for oil and natural gas.
Fuel conservation measures, alternative fuel requirements and increasing consumer demand for alternatives to oil and natural gas could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on our business, financial condition, prospects, results of operations and cash flows.
Our operations are subject to unforeseen interruptions and hazards inherent in the oil and natural gas industry, for which we may not be adequately insured and which could cause us to lose customers and substantial revenue.
Our operations are exposed to the risks inherent to our industry, such as equipment defects, vehicle accidents, fires, explosions, blowouts, surface cratering, uncontrollable flows of gas or well fluids, pipe or pipeline failures, abnormally pressured formations and various environmental hazards, such as oil spills and releases of, and exposure to, hazardous substances. For example, our operations are subject to risks associated with hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. In addition, our operations are exposed to potential natural disasters, including blizzards, tornadoes, storms, floods, other adverse weather conditions and earthquakes. The occurrence of any of these events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties or other damage resulting in curtailment or suspension of our operations. The cost of managing such risks may be significant. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators. In particular, our customers may elect not to purchase our services if they view our environmental or safety record as unacceptable, which could cause us to lose customers and substantial revenues.
Our insurance may not be adequate to cover all losses or liabilities we may suffer. Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In addition, sub-limits have been imposed for certain risks. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we are not fully insured, it could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause us to restrict our operations, which might severely impact our financial position.
Since hydraulic fracturing activities are part of our operations, they are covered by our insurance against claims made for bodily injury, property damage and clean-up costs stemming from a sudden and accidental pollution event. However, we may not have coverage if we are unaware of the pollution event and unable to report the “occurrence” to our insurance company within the time frame required under our insurance policy. In addition, these policies do not provide coverage for all liabilities, and the insurance coverage may not be adequate to cover claims that may arise, or we may not be able to maintain adequate insurance at rates we consider reasonable. A loss not fully covered by insurance could have a material adverse effect on our financial position, results of operations and cash flows.
We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition, prospects and results of operations.
Our services are subject to inherent risks that can cause personal injury or loss of life, damage to or destruction of property, equipment or the environment or the suspension of our operations. Litigation arising from operations where our facilities are located, or our services are provided, may result in us being named as a defendant in lawsuits asserting potentially large claims including claims for exemplary damages. We maintain what we believe is customary and reasonable insurance to protect our business against these potential losses, but such insurance may not be adequate to cover our liabilities, and we are not fully insured against all risks. Further, our insurance has deductibles or self-insured retentions and contains certain coverage exclusions. The current trend in the insurance industry is towards larger deductibles and self-insured retentions. In addition, insurance may not be available in the future at rates that we consider reasonable and commercially justifiable, compelling us to have larger deductibles or self-insured retentions to effectively manage expenses. As a result, we could become subject to material uninsured liabilities or situations where we have high deductibles or self-insured retentions that expose us to liabilities that could have a material adverse effect on our business, financial condition, prospects or results of operations.
Our long-term contracts are subject to certain risks, including cancellation without payment for early termination, inability to renew or replace at favorable economic terms, and changing market conditions that result in higher costs without offsetting revenue escalations.
Long-term contracts customarily provide for termination at the election of the customer, with an “early termination payment” if a contract is terminated prior to the expiration of the fixed term. However, under certain limited circumstances, such as destruction of a fleet, our bankruptcy, sustained unacceptable performance or delivery of a fleet beyond a certain grace and/or liquidated damage periods, no early termination payment would be owed. Even if an early termination payment is owed, a customer may be unable or may refuse to pay the early termination payment.
We also may not be able to perform under these contracts due to events beyond our control, and our customers may seek to cancel or renegotiate contracts for various reasons, such as depressed market conditions. Our long-term contracts may decline over time as existing contract term coverage may not be offset by new term contracts as a result of any number of factors, such as low or declining oil prices and capital spending reductions by customers. Our inability or the inability of our customers to perform under our or their contractual obligations may have a material adverse impact on our business, financial condition and results of operations.
We also may be unable to maintain the economic structure of a particular contract with an existing customer or the overall mix of our contract portfolio. For example, depending on prevailing market conditions we may experience escalations in cost with no or delayed escalation in revenue.
Competition within the oilfield services industry may adversely affect our ability to market our services.
The oilfield services industry is highly competitive and fragmented and includes several large companies that compete in many of the markets we serve, as well as numerous small companies that compete with us on a local basis. Our larger competitors’ greater resources could allow them to better withstand industry downturns and to compete more effectively on the basis of technology, geographic scope and retained skilled personnel. We believe the principal competitive factors in the market areas we serve are price, equipment quality, supply chains, balance sheet strength and financial condition, product and service quality, safety record, availability of crews and equipment and technical proficiency. Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services or expand into service areas where we operate. Competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our results of operations, financial condition and prospects. Significant increases in overall market capacity have also caused active price competition and led to lower pricing and utilization levels for our services.
We have previously seen substantial reductions in the prices we can charge for our services based on reduced demand and resulting overcapacity, including an intensified competitive environment from late 2014 to late 2016 as a result of an industry downturn and oversupply of oilfield services. Any significant future increase in overall market capacity for completion services could adversely affect our business and results of operations.
We are dependent on a few customers in a single industry. The loss of one or more significant customers could adversely affect our financial condition, prospects and results of operations.
Our customers are engaged in the oil and natural gas E&P business in the United States. Historically, we have been dependent upon a few customers for a significant portion of our revenue. For the year ended December 31, 2017, Antero Resources and Southwestern Energy were the only two customers that accounted for greater than 10% of total revenues. For the year ended December 31, 2016, only Antero Resources accounted for greater than 10% of total revenues.
Our business, financial condition, prospects and results of operations could be materially adversely affected if one or more of our significant customers ceases to engage us for our services on favorable terms or at all or fails to pay or delays in paying us significant amounts of our outstanding receivables.
Additionally, the E&P industry is characterized by frequent consolidation activity. Changes in ownership of our customers may result in the loss of, or reduction in, business from those customers, which could materially and adversely affect our business, financial condition, prospects and results of operations.
The prices of raw materials we use are volatile.
The prices of raw materials used in manufacturing our equipment are volatile. If the prices of raw materials rise, or tariffs are imposed on their importation, manufacturers may pass along such increases to us, which could have an adverse impact on our financial condition, results of operations or cash flows. Moreover, significant increases in the prices of raw materials could adversely impact our customers’ demand for certain products which could have a material adverse impact on our revenues, consolidated financial position and results of operations.
The proppant market is a highly competitive and volatile part of the supply chain on which our industry depends.
Although the scarcity of proppant and chemicals at various periods between 2011 and 2014 has largely been reversed as a result of increased manufacturing efficiency and expanded capacity, the proppant market remains highly competitive and relatively volatile. An increase in the cost of proppant as a result of increased demand or a decrease in the number of proppant providers as a result of consolidation could increase our cost of an essential raw material in hydraulic stimulation and have a material adverse effect on our business, operations, prospects and financial condition.
We are subject to federal, state and local laws and regulations regarding issues of health, safety and protection of the environment. Under these laws and regulations, we may become liable for penalties, damages or costs of remediation or other corrective measures. Any changes in laws or government regulations could increase our costs of doing business.
Our operations are subject to stringent federal, state, local and tribal laws and regulations relating to, among other things, protection of natural resources, clean air and drinking water, wetlands, endangered species, greenhouse gasses, nonattainment areas, the environment, health and safety, chemical use and storage, waste management, waste disposal and transportation of waste and other hazardous and nonhazardous materials. Our operations involve risks of environmental liability, including leakage from an operator’s casing during our operations or accidental spills onto or into surface or subsurface soils, surface water or groundwater. Some environmental laws and regulations may impose strict liability, joint and several liability, or both. In some situations, we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, third parties without regard to whether we caused or contributed to the conditions. Additionally, environmental concerns, including clean air, drinking water contamination and seismic activity, have prompted investigations that could lead to the enactment of regulations, limitations, restrictions or moratoria that could potentially have a material adverse impact on our business. Actions arising under these laws and regulations could result in the shutdown of our operations, fines and penalties (administrative, civil or criminal), revocations of permits to conduct business, expenditures for remediation or other corrective measures and/or claims for liability for property damage, exposure to hazardous materials, exposure to hazardous waste, nuisance or personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations may also include the assessment of administrative, civil or criminal penalties, revocation of permits and temporary or permanent cessation of operations in a particular location and issuance of corrective action orders. Such claims or sanctions and related costs could cause us to incur substantial costs or losses and could have a material adverse effect on our business, financial condition, prospects and results of operations. Additionally, an increase in regulatory requirements, limitations, restrictions or moratoria on oil and natural gas exploration and completion activities at a federal, state or local level could significantly delay or interrupt our operations, limit the amount of work we can perform, increase our costs of compliance, or increase the cost of our services, thereby possibly having a material adverse impact on our financial condition.
If we do not perform in accordance with government, industry, customer or our own health, safety and environmental standards, we could lose business from our customers, many of whom have an increased focus on environmental and safety issues.
We are subject to the U.S. Environmental Protection Agency (the “EPA”), U.S. Department of Transportation, U.S. Nuclear Regulation Commission, the Occupational Safety and Health Act (“OSHA”) and state regulatory agencies that regulate operations to prevent air, soil and water pollution. The energy extraction sector is one of the sectors designated for increased enforcement by the EPA, which will continue to regulate our industry in the years to come, potentially resulting in additional regulations that could have a material adverse impact on our business, prospects or financial condition.
The EPA regulates air emissions from all engines, including off-road diesel engines that are used by us to power equipment in the field. Under these U.S. emission control regulations, we could be limited in the number of certain off-road diesel engines we can purchase. Further, the emission control and fuel quality regulations could result in increased costs.
Laws and regulations protecting the environment, especially those related to greenhouse gases and climate change, generally have become more stringent over time, and we expect them to continue to do so. This could lead to material increases in our costs and liability exposure for future environmental compliance and remediation and may negatively impact demand for our services. For example, oil and natural gas exploration and production may decline as a result of environmental requirements, including land use policies responsive to environmental concerns. Additionally, if we expand the size or scope of our operations, we could be subject to regulations that are more stringent than the requirements under which we are currently allowed to operate or require additional authorizations to continue operations. Compliance with this additional regulatory burden could increase our operating or other costs.
Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing could prohibit, restrict or limit hydraulic fracturing operations, could increase our operating costs or could result in the disclosure of proprietary information resulting in competitive harm.
During recent sessions of the U.S. Congress, several pieces of legislation were introduced in the U.S. Senate and House of Representatives for the purpose of amending environmental laws such as the Clean Air Act, the Safe Drinking Water Act (the “SDWA”) and the Toxic Substance Control Act with respect to activities associated with extraction and energy production industries, especially the oil and gas industry. Furthermore, various items of legislation and rulemaking have been proposed that would regulate or prevent federal regulation of hydraulic fracturing on federally owned land. Proposed rulemaking from the EPA and OSHA, such as the proposed regulation relating to respirable silica sand, could increase our regulatory requirements, which could increase our costs of compliance or increase the costs of our services, thereby possibly having a material adverse impact on our business and results of operations.

If the EPA or another federal or state-level agency asserts jurisdiction over certain aspects of hydraulic fracturing operations, an additional level of regulation established at the federal or state level could lead to operational delays and increase our costs. The EPA recently issued a study of the potential impacts of hydraulic fracturing on drinking water and groundwater. The EPA report states that there is scientific evidence that hydraulic fracturing activities can impact drinking resources under some circumstances, and identifies certain conditions in which the EPA believes the impact of such activities on drinking water and groundwater can be more frequent or severe. The EPA study could spur further initiatives to regulate hydraulic fracturing under the SDWA or otherwise. Many regulatory and legislative bodies routinely evaluate the adequacy and effectiveness of laws and regulations affecting the oil and gas industry. As a result, state legislatures, state regulatory agencies and local municipalities may consider legislation, regulations or ordinances, respectively that could affect all aspects of the oil and natural gas industry and occasionally take action to restrict or further regulate hydraulic fracturing operations. At this time, it is not possible to estimate the potential impact on our business of these state and municipal actions or the enactment of additional federal or state legislation or regulations affecting hydraulic fracturing. Compliance, stricter regulations or the consequences of any failure to comply by us could have a material adverse effect on our business, financial condition, prospects and results of operations.
Many states in which we operate require the disclosure of some or all of the chemicals used in our hydraulic fracturing operations. Certain aspects of one or more of these chemicals may be considered proprietary by us or our chemical suppliers. Disclosure of our proprietary chemical information to third parties or to the public, even if inadvertent, could diminish the value of our trade secrets or those of our chemical suppliers and could result in competitive harm to us, which could have an adverse impact on our business, financial condition, prospects and results of operations.
We are also aware that some states, counties and municipalities have enacted or are considering moratoria on hydraulic fracturing. For example, New York and Vermont have banned or are in the process of banning the use of high volume hydraulic fracturing. Alternatively, some municipalities are or have considered zoning and other ordinances, the conditions of which could impose a de facto ban on drilling and/or hydraulic fracturing operations. Further, some states, counties and municipalities are closely examining water use issues, such as permit and disposal options for processed water, which could have a material adverse impact on our financial condition, prospects and results of operations if such additional permitting requirements are imposed upon our industry. Additionally, our business could be affected by a moratorium or increased regulation of companies in our supply chain, such as sand mining by our proppant suppliers, which could limit our access to supplies and increase the costs of our raw materials. At this time, it is not possible to estimate how these various restrictions could affect our ongoing operations.
If we are unable to fully protect our intellectual property rights, we may suffer a loss in our competitive advantage or market share.
We have been granted or have received notice of allowance for 15 patents and we have an additional 53 patents pending. If we are not able to maintain the confidentiality of our trade secrets, or if our competitors are able to replicate our technology or services, our competitive advantage would be diminished. We cannot assure you that any patents we may obtain in the future would provide us with any significant commercial benefit or would allow us to prevent our competitors from employing comparable technologies or processes.
We may be adversely affected by disputes regarding intellectual property rights of third parties.
Third parties from time to time may initiate litigation against us by asserting that the conduct of our business infringes, misappropriates or otherwise violates intellectual property rights. We may not prevail in any such legal proceedings related to such claims, and our products and services may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. If we are sued for infringement and loses, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any legal proceeding concerning intellectual property could be protracted and costly regardless of the merits of any claim and is inherently unpredictable and could have a material adverse effect on our financial condition, regardless of its outcome.

If we were to discover that our technologies or products infringe valid intellectual property rights of third parties, we may need to obtain licenses from these parties or substantially re-engineer our products in order to avoid infringement. We may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer our products successfully. If our inability to obtain required licenses for our technologies or products prevents us from selling our products, it could adversely impact our financial condition and results of operations.
We may be subject to interruptions or failures in our information technology systems.
We rely on sophisticated information technology systems and infrastructure to support our business, including process control technology. Any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, usage errors by employees, computer viruses, cyber-attacks or other security breaches, or similar events. The failure of any of our information technology systems may cause disruptions in our operations, which could adversely affect our sales and profitability.
We are subject to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.
The oil and natural gas industry has become increasingly dependent on digital technologies to conduct certain processing activities. For example, we depend on digital technologies to perform many of our services and to process and record financial and operating data. At the same time, cyber incidents, including deliberate attacks, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Our technologies, systems and networks, and those of our vendors, suppliers and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. Our systems and insurance coverage for protecting against cyber security risks may not be sufficient. As cyber incidents continue to evolve, we will likely be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Our insurance coverage for cyberattacks may not be sufficient to cover all the losses we may experience as a result of such cyberattacks.
Changes in transportation regulations may increase our costs and negatively impact our results of operations.
We are subject to various transportation regulations including as a motor carrier by the U.S. Department of Transportation and by various federal, state and tribal agencies, whose regulations include certain permit requirements of highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing, driver requirements and specifications and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact our operations, such as changes in fuel emissions limits, hours of service regulations that govern the amount of time a driver may drive or work in any specific period and limits on vehicle weight and size. As the federal government continues to develop and propose regulations relating to fuel quality, engine efficiency and greenhouse gas emissions, we may experience an increase in costs related to truck purchases and maintenance, impairment of equipment productivity, a decrease in the residual value of vehicles, unpredictable fluctuations in fuel prices and an increase in operating expenses. Increased truck traffic may contribute to deteriorating road conditions in some areas where our operations are performed. Our operations, including routing and weight restrictions, could be affected by road construction, road repairs, detours and state and local regulations and ordinances restricting access to certain roads. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. Also, state and local regulation of permitted routes and times on specific roadways could adversely affect our operations. We cannot predict whether, or in what form, any legislative or regulatory changes or municipal ordinances applicable to our logistics operations will be enacted and to what extent any such legislation or regulations could increase our costs or otherwise adversely affect our business or operations.

We may be unable to employ a sufficient number of key employees, technical personnel and other skilled or qualified workers. In addition, the absence or loss of certain key employees could adversely affect our business.
The delivery of our services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility in the energy service industry and the demanding nature of the work, workers may choose to pursue employment with our competitors or in fields that offer a more desirable work environment. Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers. If we are unable to retain or meet growing demand for skilled technical personnel, our operating results and our ability to execute our growth strategies may be adversely affected.
In addition, our ability to further expand our operations according to geographic demand for our services depends in part on our ability to relocate or increase the size of our skilled labor force. The demand for skilled workers in our areas of operations can be high, the supply may be limited and we may be unable to relocate our employees from areas of lower utilization to areas of higher demand. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. Our services require skilled workers who can perform physically demanding work. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. Further, a significant decrease in the wages paid by us or our competitors as a result of reduced industry demand could result in a reduction of the available skilled labor force, and there is no assurance that the availability of skilled labor will improve following a subsequent increase in demand for our services or an increase in wage rates. If any of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.
In addition, many key responsibilities within our business have been assigned to a small number of employees. The unexpected loss or unavailability of key members of management or technical personnel, in particular one or more members of our executive team, including our chief executive officer, chief financial officer, chief administrative officer and chief operating officer, may have a material adverse effect on our business, financial condition, prospects or results of operations. We do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees.
We may be impacted by various employment-related costs and liabilities.
Our operations are subject to, and exposed to, costs and liabilities associated with the retention of labor, including, without limitation, labor organizing and employee/employer liabilities and risks such as wrongful termination, discrimination, retaliation claims and general human resource related matters. Further, our operations are subject to federal, state, and local laws and regulations relating to, among other things, occupational health and safety and the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. There may be costs that arise in the course of our efforts to comply with various current or future labor and employment related regulations.
We may be unable to maintain key employees, technical personnel and other skilled or qualified workers due to immigration enforcement action or related loss.
We require full compliance with the Immigration Reform and Control Act of 1986 and other laws concerning immigration and the hiring of legally documented workers. We recognize that foreign nationals may be a valuable source of talent, but that not all foreign nationals are authorized to work for U.S. companies immediately. In some cases, it may be necessary to obtain a required work authorization from the U.S. Department of Homeland Security or similar government agency prior to a foreign national working as an employee for us. Although we do not know of any issues with our employees, we could lose an employee or be subject to an enforcement action that may have a material adverse effect on our business, financial condition, prospects or results of operations.
Anti-indemnity provisions enacted by many states may restrict or prohibit a party’s indemnification of us.
We typically enter into agreements with our customers governing the provision of our services, which usually include certain indemnification provisions for losses resulting from operations. Such agreements may require each party to indemnify the other against certain claims regardless of the negligence or other fault of the indemnified party; however, many states place limitations on contractual indemnity agreements, particularly agreements that indemnify a party against the consequences of its own negligence. Furthermore, certain states, including Texas, New Mexico and Wyoming, have enacted statutes generally referred to as “oilfield anti-indemnity acts” expressly prohibiting certain indemnity agreements contained in or related to oilfield services agreements. Such anti-indemnity acts may restrict or void a party’s indemnification of us, which could have a material adverse effect on our business, financial condition, prospects and results of operations.
A terrorist attack or armed conflict could harm our business.
Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States could adversely affect the U.S. and global economies and could prevent us from meeting financial and other obligations. We could experience loss of business, delays or defaults in payments from payors or disruptions of fuel supplies and markets if wells, operations sites or other related facilities are direct targets or indirect casualties of an act of terror or war. Such activities could reduce the overall demand for oil and gas, which, in turn, could also reduce the demand for our products and services. Terrorist activities and the threat of potential terrorist activities and any resulting economic downturn could adversely affect our results of operations, impair our ability to raise capital or otherwise adversely impact our ability to realize certain business strategies.
We are exposed to the credit risk of our customers, and any material nonpayment or nonperformance by our customers could adversely affect our financial results.
We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers, many of whose operations are concentrated solely in the domestic E&P industry which, as described above, is subject to volatility and, therefore, credit risk. Our credit procedures and policies may not be adequate to fully reduce customer credit risk. If we are unable to adequately assess the creditworthiness of existing or future customers or unanticipated deterioration in their creditworthiness, any resulting increase in nonpayment or nonperformance by them and our inability to re-market or otherwise use our equipment could have a material adverse effect on our business, financial condition, prospects or results of operations.
We rely on a limited number of third parties for sand, proppant and chemicals, and delays in deliveries of such materials, increases in the cost of such materials or our contractual obligations to pay for materials that we ultimately do not require could harm our business, results of operations and financial condition.
We have established relationships with a limited number of suppliers of our raw materials (such as sand, proppant and chemicals). Should any of our current suppliers be unable to provide the necessary materials or otherwise fail to deliver the materials in a timely manner and in the quantities required, any resulting delays in the provision of services could have a material adverse effect on our business, results of operations and financial condition. Additionally, increasing costs of such materials may negatively impact demand for our services or the profitability of our business operations. In the past, our industry faced sporadic proppant shortages associated with hydraulic fracturing operations requiring work stoppages, which adversely impacted the operating results of several competitors. We may not be able to mitigate any future shortages of materials, including proppant. Furthermore, to the extent our contracts require us to purchase more materials, including proppant, than we ultimately require, we may be forced to pay for the excess amount under “take or pay” contract provisions.
Delays or restrictions in obtaining permits by us for our operations or by our customers for their operations could impair our business.
In most states, our operations and the operations of our oil and natural gas producing customers require permits from one or more governmental agencies in order to perform drilling and completion activities, secure water rights, or other regulated activities. Such permits are typically issued by state agencies, but federal and local governmental permits may also be required. The requirements for such permits vary depending on the location where such regulated activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions that may be imposed in connection with the granting of the permit. Therefore, our customers’ operations in certain areas of the United States may be interrupted or suspended for varying lengths of time, causing a loss of revenue to us and adversely affecting our results of operations in support of those customers.
Oil and natural gas companies’ operations using hydraulic fracturing are substantially dependent on the availability of water. Restrictions on the ability to obtain water for exploration and production activities and the disposal of flowback and produced water may impact their operations and have a corresponding adverse effect on our business, results of operations and financial condition.
Water is an essential component of shale oil and natural gas production during both the drilling and hydraulic fracturing processes. Our oil and natural gas producing customers’ access to water to be used in these processes may be adversely affected due to reasons such as periods of extended drought, private, third-party competition for water in localized areas or the implementation of local or state governmental programs to monitor or restrict the beneficial use of water subject to their jurisdiction for hydraulic fracturing to assure adequate local water supplies. The occurrence of these or similar developments may result in limitations being placed on allocations of water due to needs by third-party businesses with more senior contractual or permitting rights to the water. Our customers’ inability to locate or contractually acquire and sustain the receipt of sufficient amounts of water could adversely impact their exploration and production operations and have a corresponding adverse effect on our business, results of operations and financial condition.
Moreover, the imposition of new environmental regulations and other regulatory initiatives could include increased restrictions on our producing customers’ ability to dispose of flowback and produced water generated in hydraulic fracturing or other fluids resulting from exploration and production activities. Applicable laws, including the Federal Water Pollution Control Act, also known as the Clean Water Act, impose restrictions and strict controls regarding the discharge of pollutants into waters of the United States and require that permits or other approvals be obtained to discharge pollutants to such waters. In May 2015, the EPA released a final rule outlining its position on the federal jurisdictional reach over waters of the United States. This interpretation by the EPA may constitute an expansion of federal jurisdiction over waters of the United States. The rule was stayed nationwide by the U.S. Sixth Circuit Court of Appeals in October 2015 as that appellate court and several other courts ponder lawsuits opposing implementation of the rule. Litigation surrounding this rule is on-going. Additionally, regulations implemented under the Clean Water Act and similar state laws prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the natural gas and oil industry into coastal waters. In June 2016, the EPA published final regulations prohibiting wastewater discharges from hydraulic fracturing and certain other natural gas operations to publicly-owned wastewater treatment plants. The Clean Water Act and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of pollutants and unauthorized discharges of reportable quantities of oil and hazardous substances. Compliance with current and future environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells and any inability to secure transportation and access to disposal wells with sufficient capacity to accept all of our flowback and produced water on economic terms may increase our customers’ operating costs and cause delays, interruptions or termination of our customers’ operations, the extent of which cannot be predicted.
Technology advancements in well service technologies, including those involving hydraulic fracturing, could have a material adverse effect on our business, financial condition and results of operations.
The hydraulic fracturing industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies, some of which may be subject to patent or other intellectual property protections. As competitors and others use or develop new or comparable technologies in the future, we may lose market share or be placed at a competitive disadvantage. Further, we may face competitive pressure to develop, implement or acquire certain new technologies at a substantial cost. Some of our competitors may have greater financial, technical and personnel resources than we do, which may allow them to gain technological advantages or implement new technologies before we can. Additionally, we may be unable to implement new technologies or services at all, on a timely basis or at an acceptable cost. New technology could also make it easier for our customers to vertically integrate their operations, thereby reducing or eliminating the need for our services. Limits on our ability to effectively use or implement new technologies may have a material adverse effect on our business, financial condition and results of operations.
We may record losses or impairment charges related to idle assets or assets that we sell.
Prolonged periods of low utilization, changes in technology or the sale of assets below their carrying value may cause us to experience losses. These events could result in the recognition of impairment charges that negatively impact our financial results. Significant impairment charges as a result of a decline in market conditions or otherwise could have a material adverse effect on our results of operations in future periods.
Our commitments under supply agreements could exceed our requirements.
We have purchase commitments with certain vendors to supply a majority of the proppant used in our operations. Some of these agreements are take-or-pay agreements with minimum purchase obligations. If demand for our hydraulic fracturing services decreases from current levels, demand for the raw materials and products we supply as part of these services will also decrease. Additionally, some of our customers have bought and in the future may buy proppant directly from vendors, reducing our need for proppant. If demand decreases enough, or our customers buy proppant directly from vendors, we could have contractual minimum commitments that exceed the required amount of goods we need to supply to our customers. In those cases, we could be required to purchase goods that we do not have a present need for, pay for goods that we do not take delivery of or pay prices in excess of market prices at the time of purchase.
Shortages or increases in the costs of products or equipment we use in our operations or parts we use in the manufacture of our equipment could adversely affect our operations in the future.
During periods in which fracturing services are in high demand, the availability of the key products used in our industry decreases and the price of such products increases. During such periods in the past, we have experienced delays in obtaining certain parts that we use in fabricating and assembling our hydraulic fracturing units. We are dependent on a small number of suppliers for certain parts that are in high demand in our industry. Our reliance on a small number of suppliers could increase the difficulty of obtaining such parts in the event of shortage of those parts in our industry.
Competition among oilfield service and equipment providers is affected by each provider’s reputation for safety and quality.
Our activities are subject to a wide range of national, state and local occupational health and safety laws and regulations. In addition, customers maintain their own compliance and reporting requirements. Failure to comply with these health and safety laws and regulations, or failure to comply with our customers’ compliance or reporting requirements, could tarnish our reputation for safety and quality and have a material adverse effect on our competitive position.
Our only significant assets are the ownership of a majority interest in USWS Holdings, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A common stock.
Following the consummation of the Business Combination, we have no direct operations and no significant assets other than the ownership of a majority (77.5%) interest in USWS Holdings. We will depend on USWS Holdings and its subsidiaries, including USWS, for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A common stock. Subject to certain restrictions, USWS Holdings generally will be required to (i) make pro rata distributions to its members, including us, in an amount at least sufficient to enable us to pay our taxes and (ii) reimburse us for certain corporate and other overhead expenses. However, legal and contractual restrictions in agreements governing future indebtedness of USWS Holdings and its subsidiaries, as well as the financial condition and operating requirements of USWS Holdings and its subsidiaries may limit our ability to obtain cash from USWS Holdings. The earnings from, or other available assets of, USWS Holdings and its subsidiaries may not be sufficient to enable us to satisfy our financial obligations or pay any dividends on our Class A common stock. USWS Holdings will be classified as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of USWS Units, including us. As a result, we generally will incur taxes on our allocable share of any net taxable income generated by USWS Holdings. Under the terms of the Amended and Restated Limited Liability Company Agreement of USWS Holdings, dated November 9, 2018, among MPAC and certain owners of common units in USWS Holdings (the “Non-Blocker USWS Members”) (the “A&R USWS Holdings LLC Agreement”), USWS Holdings is obligated to make tax distributions to holders of the USWS Units, including us, except to the extent such distributions would render USWS Holdings insolvent or are otherwise prohibited by law or the terms of any future financing agreement of USWS Holdings or its subsidiaries. In addition to our tax obligations, we will also incur expenses related to our operations and our interests in USWS Holdings, including costs and expenses of being a publicly traded company, all of which could be significant. To the extent that we require funds and USWS Holdings or its subsidiaries are restricted from making distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on USWS Holdings and its subsidiaries, we cannot assure you that this diligence revealed all material issues that may be present in the business of USWS Holdings and its subsidiaries, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our or USWS Holdings’ control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner or magnitude not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities following the completion of the Business Combination. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.
Our ability to successfully operate our business is largely dependent upon the efforts of certain key personnel of USWS. The loss of such key personnel and our inability to hire and retain replacements could negatively impact our operations and profitability following the Business Combination.
Our ability to successfully operate our business is dependent upon the efforts of certain key personnel, including the senior management of USWS. While we have entered into employment agreements with certain executives, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company, which could cause us to have to expend time and resources helping them become familiar with such requirements.
USWS’ financial projections are based on various assumptions that may not prove to be correct.
The unaudited financial projections of USWS set forth in the forecasts included under “Proposal No. 1 — The Business Combination Proposal — Unaudited Financial Projections of USWS” of the Proxy Statement were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of USWS’ management, the financial projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of USWS and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of USWS. However, the financial projections are not fact. Further, none of the unaudited financial projections reflect any impact of the proposed transaction and have not been updated since the date of preparation.

None of MPAC’s or USWS’ independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the unaudited financial projections contained therein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the financial projections.
The unaudited financial projections were prepared solely for internal use to assist in the evaluation of the Business Combination. Such projections are inherently subjective in nature, though considered reasonable by the management of USWS as of the date such projections were prepared, and are susceptible to interpretation and, accordingly, contemplated results may not be achieved. While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of USWS, all of which are difficult to predict and many of which are beyond the preparing parties’ control. Accordingly, there can be no assurance that the assumptions made in preparing any particular projection will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time over which these assumptions apply. In light of the foregoing factors and the uncertainties inherent in the unaudited financial projections, you are cautioned not to place undue reliance on the unaudited financial projections and the incorporation of the unaudited financial projections herein should not be regarded as a representation by any person that the results contained therein will be achieved.
Risks Related to Our Securities
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
Our Class A common stock and Public Warrants are currently listed on Nasdaq. In addition, we expect that the Private Placement Warrants will trade alongside the Public Warrants on Nasdaq once the registration statement of which this prospectus forms a part becomes effective. There can be no assurance that we will be able to meet Nasdaq’s listing requirements with respect to our Class A common stock and our warrants. If our Class A common stock or warrants are delisted, there could be limited availability of market quotations for the Class A common stock and warrants and reduced liquidity in trading for these securities. Although we anticipate that these securities would be eligible for quotation and trading on the over-the-counter market, there can be no assurance that trading would be commenced or maintained on the over-the-counter market.
In addition, if we failed to meet Nasdaq’s listing requirements with respect to our Class A common stock, in addition to reduced liquidity, we and our stockholders could face significant material adverse consequences including:
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a determination that our Class A common stock is a “penny stock” which will require brokers trading in our stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock is listed on Nasdaq, it is a covered security. Although the states are preempted from regulating the sale of our Class A common stock, if we were no longer listed on Nasdaq, our Class A common stock would not be a covered security and we would be subject to regulation in each state in which we offer our Class A common stock.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the over-the-counter markets, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A common stock adversely, the price and trading volume of our Class A common stock could decline.
The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
A significant portion of our total outstanding Class A common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. After the Business Combination:
•
M&P LLC owns 5,150,000 shares of Class A common stock, subject to restrictions on transfer under the terms of a letter agreement entered into at the time of our initial public offering;

•
28,079,086 shares of Class A common stock which were either issued or may be issued upon the exchange of the USWS Units are subject to restrictions on transfer under the terms of the A&R Registration Rights Agreement (as defined below);

•
Crestview III USWS, L.P. and Crestview III USWS TE, LLC (collectively, “Crestview”) owns 20,250,000 shares of Class A common stock that are not subject to restrictions on transfer other than restrictions under securities laws prior to effectiveness of the shelf registration statement of which this prospectus forms a part;

•
The PIPE Investors own an aggregate of 4,500,000 shares of Class A common stock that are not subject to restrictions on transfer other than restrictions under securities laws prior to effectiveness of the shelf registration statement of which this prospectus forms a part; and

•
M&P LLC and Crestview own Private Placement Warrants exercisable for an aggregate of 7,750,000 shares of Class A common stock, which shares, if issued upon the exercise of the Private Placement Warrants, will not be subject to restrictions on transfer other than restrictions under securities laws prior to effectiveness of the shelf registration statement of which this prospectus forms a part.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline following Closing. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date of the announcement of the Business Combination, the date of this prospectus, or the date on which our stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for the equity securities of USWS or USWS Holdings, and trading in the shares of our Class A common stock has not been active. Accordingly, the valuation ascribed to USWS and our Class A common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide, fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities may include:
•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•
changes in the market’s expectations about our operating results;

•
prices, and expectations about future prices, for oil and natural gas;

•
the supply of and demand for hydraulic fracturing and other oilfield services and equipment in the United States;

•
success of our competitors;

•
our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•
operating and stock price performance of other companies that investors deem comparable to us;

•
changes in laws and regulations affecting our business;

•
geopolitical developments and political instability in oil and natural gas producing countries;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of shares of our Class A common stock available for public sale;

•
any major change in our board of directors or management;

•
sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, commodity prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Certain of our principal stockholders have significant influence over us.
Crestview beneficially owns approximately 34.98% of our Class A common stock, assuming (i) the exchange of 14,546,755 USWS Units together with the same number of shares of Class B common stock for shares of Class A common stock and (ii) the exercise by Crestview of its 7,250,000 warrants to purchase shares of Class A common stock, which are exercisable within 60 days of the date of this prospectus. As long as Crestview owns or controls a significant percentage of our outstanding voting power, it will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our Board, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.
The interests of Crestview may not align with the interests of our other stockholders. Crestview is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Crestview may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Our second amended and restated certificate of incorporation (the “Second Amended and Restated Charter”) provides that our directors and officers, including any of the foregoing who were designated by Crestview, do not have any obligation to offer to us any corporate opportunity of which he or she may become aware prior to offering such opportunities to other entities with which they may be affiliated, subject to certain limited exceptions.
We will incur increased costs and obligations as a result of being a public, listed company.
As a privately held company, USWS had not been required to comply with a number of corporate governance and financial reporting practices and policies required for a public company listed on a national stock exchange. As a public, listed company, we will incur significant legal, accounting and other expenses that USWS was not required to incur in the recent past, particularly after the Company is no longer an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act of 2002, the JOBS Act, and the rules and regulations of the SEC and Nasdaq have created uncertainty for public companies and increased the costs and the time that our board of directors and management will need to devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue-generating activities.
Furthermore, the need to establish the corporate infrastructure necessary for a public, listed company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, accounting systems disclosure controls and procedures, auditing functions and other procedures related to public reporting in order to meet our reporting obligations as a public company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” for up to five years or until such earlier time that we have more than $1.07 billion in annual revenues, have more than $700,000,000 in market value of our common shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we may incur additional compliance costs, which may impact earnings and result in further diversion of management time and attention from revenue-generating activities.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.
On December 22, 2017, President Trump signed into law the final version of the tax reform bill commonly known as the “Tax Cuts and Jobs Act,” or the TCJA, that significantly reforms the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation of the deduction for net operating loss carryforwards to 80% of current year taxable income, an indefinite net operating loss carryforward, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and the modification or repeal of many business deductions and credits. We continue to examine the impact this tax reform legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of our Class A common stock is also uncertain and could be adverse.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•
changes in the valuation of our deferred tax assets and liabilities;

•
expected timing and amount of the release of any tax valuation allowances;

•
tax effects of stock-based compensation;

•
costs related to intercompany restructurings;

•
changes in tax laws, regulations or interpretations thereof; and

•
lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.
We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of   $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by M&P LLC or its permitted transferees.
The exercise of our outstanding warrants could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued 32,500,000 Public Warrants as part of our initial public offering and an aggregate of 15,500,000 Private Placement Warrants concurrently with our initial public offering. Each warrant is exercisable to purchase one-half of one share of Class A common stock for $5.75 per half share, or $11.50 per whole share, commencing on December 9, 2018. To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the then existing holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A common stock.
The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by M&P LLC or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by M&P LLC until December 9, 2018 and (iii) they may be exercised by M&P LLC or its permitted transferees for cash or on a cashless basis.

Our charter and bylaws contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of the Class A common stock.
Our Second Amended and Restated Charter authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of the Second Amended and Restated Charter and our bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to and desirable by our stockholders, including:
•
a classified board of directors, so that only approximately one-third of our directors are elected each year;

•
removal of directors by our stockholders only for cause and only by the affirmative vote of at least 66 2∕3% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class;

•
adoption, amendment or repeal of our bylaws by our stockholders only by the affirmative vote of at least 66 2∕3% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class;

•
amendment or repeal of the supermajority voting provisions of the Second Amended and Restated Charter described above only by the affirmative vote of at least 66 2∕3% of the voting power of all outstanding shares of our capital stock entitled to vote on such amendment or repeal, in addition to any other vote of stockholders required by the Second Amended and Restated Charter or applicable law;

•
inability of our stockholders to call special meetings or act by written consent; and

•
advance notice provisions for stockholder proposals and nominations for elections to our board of directors to be acted upon at meetings of stockholders.

The Second Amended and Restated Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
The Second Amended and Restated Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers or employees of ours arising pursuant to any provision of the Delaware General Corporation Law, the Second Amended and Restated Charter or our bylaws or (iv) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine, in each case except for such claims as to which (a) the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, (b) exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or (c) the Court of Chancery does not have subject matter jurisdiction. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. However, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”) provides for concurrent federal and state court jurisdiction over actions under the Securities Act and the rules and regulations thereunder, subject to a limited exception for certain “covered class actions” as defined in Section 16 of the Securities Act and interpreted by the courts. Accordingly, we believe that the exclusive forum provision would apply to actions arising under the Securities Act or the rules and regulations thereunder, except to the extent a particular action fell within the exception for covered class actions or one of the exceptions in the Second Amended and Restated Charter described above otherwise applied to such action, which could occur if, for example, the action also involved claims under the Exchange Act. In any case, our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Second Amended and Restated Charter described in the preceding paragraph. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and such persons. Additionally, a court could determine that the exclusive forum provision is unenforceable. If a court were to find these provisions of our Second Amended and Restated Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of  (i) the last day of the fiscal year (a) following March 15, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

SELLING SECURITYHOLDERS
Up to 68,799,924 shares of our Class A common stock may be offered for resale by the selling securityholders under this prospectus, including (i) 5,150,000 shares issued in a private placement prior to our initial public offering, (ii) 13,532,331 shares issued as partial consideration in connection with the Business Combination, (iii) 14,546,755 shares that are be issuable upon the exchange of an equal number of USWS Units, together with a corresponding number of shares of Class B common stock, (iv) 27,754,336 shares issued in private placements in connection with the Business Combination, (v) 66,502 shares purchased by M&P LLC in connection with the Business Combination, and (vi) 7,750,000 shares issuable upon the exercise of Private Placement Warrants. Additionally, up to 15,500,000 Private Placement Warrants may be offered for resale by selling securityholders under this prospectus. A portion of the securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to certain selling securityholders in connection with the Business Combination.
To the extent permitted by law, the selling securityholders listed below may resell shares of our Class A common stock and Private Placement Warrants pursuant to this prospectus. We have registered the sale of the shares of our Class A common stock and the Private Placement Warrants to permit the selling securityholders and their respective permitted transferees or other successors-in-interest that receive their shares of Class A common stock or Private Placement Warrants from the selling securityholders after the date of this prospectus to resell their shares of Class A common stock and Private Placement Warrants.
The following table sets forth the number of shares of Class A common stock and Private Placement Warrants being offered by the selling securityholders, including shares of our Class A common stock issuable upon the exercise of the Private Placement Warrants and assuming the exchange of 14,546,755 USWS Units together with the same number of shares of Class B common stock for shares of Class A common stock. The following table also sets forth the number of shares of Class A common stock and Private Placement Warrants known to us, based upon written representations by the selling securityholders, to be beneficially owned by the selling securityholders as of November 30, 2018, assuming the exchange of 14,546,755 USWS Units together with the same number of shares of Class B common stock for shares of Class A common stock. The selling securityholders are not making any representation that any shares of Class A common stock or Private Placement Warrants covered by this prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of Class A common stock or Private Placement Warrants. For purposes of the table below, we assume that all of the shares of our Class A common stock and Private Placement Warrants covered by this prospectus will be sold.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A common stock and Private Placement Warrants beneficially owned by them. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A common stock in this table does not constitute an admission of beneficial ownership for the person named below.
As of November 30, 2018, assuming the exchange of 14,546,755 USWS Units together with the same number of shares of our Class B common stock for shares of our Class A common stock, there were 64,626,431 shares of our Class A common stock issued and outstanding.

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Matlin & Partners Acquisition Sponsor LLC(1)	9,341,502	8,250,000	9,341,502	8,250,000	—	—	—	—
Crestview(2)	23,875,000	7,250,000	23,875,000	7,250,000	—	—	—	—
Regiment Capital Special Situations Fund V, L.P.(3)	10,004,039	—	10,004,039	—	—	—	—	—
Southpaw Credit Opportunity Fund (FTE) Ltd.	1,498,762	—	1,498,762	—	—	—	—	—
GCM Grosvenor Special Opportunities Master Fund, Ltd.	1,335,739	—	1,335,739	—	—	—	—	—
Reef Road Master Fund, Ltd.	594,964	—	594,964	—	—	—	—	—
Sunrise Partners Limited Partnership	511,442	—	511,442	—	—	—	—	—
NZC Guggenheim Fund Limited	132,793	—	132,793	—	—	—	—	—
Guggenheim Private Debt Fund, Ltd.	103,092	—	103,092	—	—	—	—	—
Guggenheim Private Debt Master Fund, LLC	9,795	—	9,795	—	—	—	—	—
BKC ASW Blocker Inc.	4,359,535	—	4,359,535	—	—	—	—	—
Millstreet Credit Fund LP(4)	474,700	—	474,700	—	—	—	—	—
Mercer QIF Fund PLC – Mercer Investment Fund 1(4)	2,311,835	—	2,311,835	—	—	—	—	—
USWS Management Company LLC	1,111,187	—	1,111,187	—	—	—	—	—
Guggenheim Private Debt Fund Note Issuer, LLC	1,459,832	—	1,459,832	—	—	—	—	—
Southpaw Credit Opportunity Partners LP	1,218,845	—	1,218,845	—	—	—	—	—
PNNT Investment Holdings, LLC	1,188,368	—	1,188,368	—	—	—	—	—
CPTA Master Blocker, Inc.	1,125,426	—	1,125,426	—	—	—	—	—
ORB Investments, LLC	916,156	—	916,156	—	—	—	—	—
Verition Multi-Strategy Master Fund Ltd.	647,727	—	647,727	—	—	—	—	—
Guggenheim Energy Opportunities Fund, LP	263,705	—	263,705	—	—	—	—	—
ORB Investments No. 2, LLC	269,182	—	269,182	—	—	—	—	—
NZC Guggenheim Fund LLC	223,610	—	223,610	—	—	—	—	—
PennantPark Credit Opportunities Fund II, LP	66,828	—	66,828	—	—	—	—	—
ALJ Blocker LLC	48,028	—	48,028	—	—	—	—	—
Maverick Enterprises, Inc.	25,839	—	25,839	—	—	—	—	—
Verger Capital Fund LLC	12,949	—	12,949	—	—	—	—	—
Guggenheim Private Debt Fund, LLC	10,308	—	10,308	—	—	—	—	—
Brian Stewart	10,567	—	10,567	—	—	—	—	—
Nathan Houston	6,411	—	6,411	—	—	—	—	—
EMN ENP Fund LP	387,311	—	387,311	—	—	—	—	—
Encompass Capital Master Fund L.P.	1,112,689	—	1,112,689	—	—	—	—	—
Scoggin International Fund Ltd.	1,000,000	—	1,000,000	—	—	—	—	—
Ronin Trading Europe LLP(4)	800,000	—	800,000	—	—	—	—	—
Joel Broussard(5)	864,900	—	864,900	—	—	—	—	—
Nathan Houston(6)	71,600	—	71,600	—	—	—	—	—
Matthew Bernard(6)	143,300	—	143,300	—	—	—	—	—
Charles Johnson(6)	35,800	—	35,800	—	—	—	—	—
Robert Kurtz(6)	35,800	—	35,800	—	—	—	—	—
Dean Fullerton(6)	14,300	—	14,300	—	—	—	—	—
Jared Oehring(6)	14,300	—	14,300	—	—	—	—	—
PennantPark SBIC LP	81,383	—	81,383	—	—	—	—	—
BlackRock Capital Investment Corporation	265,683	—	265,683	—	—	—	—	—
CapitalSouth Partners Fund II, Limited Partnership	15,415	—	15,415	—	—	—	—	—
CapitalSouth Partners SBIC Fund III, L.P.	61,658	—	61,658	—	—	—	—	—
CM Finance SPV, Ltd.	77,212	—	77,212	—	—	—	—	—
Southpaw Credit Opportunity Master Fund LP	151,070	—	151,070	—	—	—	—	—
Piper Jaffray & Co.	509,337	—	509,337	—	—	—	—	—

(1)
Includes 4,125,000 shares of Class A common stock issuable upon exercise of 8,250,000 Private Placement Warrants that are exercisable commencing on December 9, 2018. Also includes 5,150,000 shares of Class A common stock that are subject to transfer restrictions and forfeiture pursuant to the terms of that certain Sponsor Agreement, dated July 13, 2018 by and among the Company, M&P LLC, USWS Holdings and Cantor, as amended on November 2, 2018 and November 9, 2018. There are five managing principals of the board of managing principals of M&P LLC, including Messrs. Matlin and Treadwell. Each managing principal has one vote, and the approval of three of the five members of the board of managing principals is required to approve an action of M&P LLC. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to M&P LLC. Based upon the foregoing analysis, no individual managing principal of M&P LLC exercises voting or dispositive control over any of the securities held by M&P LLC, even those in which he directly holds a pecuniary interest. Accordingly, none of them is deemed to have or share beneficial ownership of such shares.
(2)
Includes 3,625,000 shares of Class A common stock issuable upon exercise of 7,250,000 Private Placement Warrants that are exercisable commencing on December 9, 2018. Represents shares of Class A common stock held directly (or issuable upon exercise of warrants held directly) by Crestview III USWS, L.P. and Crestview III USWS TE, LLC, in each case for which Crestview Partners III GP, L.P. may be deemed to be the beneficial owner. Crestview Partners III GP, L.P. is the general partner of the investment funds which are direct or indirect members of Crestview. Decisions by Crestview Partners III GP, L.P. to vote or dispose of the securities held by Crestview requires the approval of a majority of the 9 members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose and Adam J. Klein. None of the foregoing persons has the power individually to vote or dispose of any of such securities. Each of the foregoing individuals disclaims beneficial ownership of all such securities.

(3)
Regiment Capital Special Situations Fund V, L.P. (“Fund V”) is the holder of the shares reported herein. TCW Special Situations, LLC (“TCW”) is the sole investment manager to Fund V. Accordingly, TCW may be deemed to have or share beneficial ownership and have or share voting and dispositive power over the shares held by Fund V.

(4)
Millstreet Capital Management LLC (“Millstreet Capital”) is the Investment Manager and/or Sub-Investment Manager of the foregoing person. Accordingly, Millstreet Capital may be deemed to have or share beneficial ownership and have or share voting and dispositive power over the shares held by such persons.

(5)
Includes 214,900 restricted shares of Class A common stock which will vest in equal one-third increments on each of the first, second and third anniversaries of the Closing; provided, however, that: no restricted shares will vest on any such date unless the closing price per share of the Class A common stock on Nasdaq (or other principal stock exchange on which the Class A common stock is then listed for trading) has been $12.00 or greater for 20 trading days in any period of 30 consecutive trading days commencing after the Closing (the “Trading Condition”), and in the event that restricted shares do not vest on the applicable anniversary of the Closing because the Trading Condition has not then been satisfied, such restricted shares will vest upon the later satisfaction of the Trading Condition (but in no event before the applicable anniversary of the Closing on which such restricted shares are otherwise scheduled to vest).

(6)
Consists of restricted shares of Class A common stock which will vest in equal one-third increments on each of the first, second and third anniversaries of the Closing; provided, however, that: no restricted shares will vest on any such date unless the Trading Condition has been satisfied, and in the event that restricted shares do not vest on the applicable anniversary of the Closing because the Trading Condition has not then been satisfied, such restricted shares will vest upon the later satisfaction of the Trading Condition (but in no event before the applicable anniversary of the Closing on which such restricted shares are otherwise scheduled to vest)

For information regarding material relationships with selling securityholders, see any applicable prospectus supplement, as well as our definitive proxy statement on Schedule 14A filed with the SEC on October 10, 2018 in connection with the Business Combination, our most recent Annual Report on Form

10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated herein by reference.

PLAN OF DISTRIBUTION
Issuance of Class A Common Stock Underlying Warrants
This prospectus covers our issuance of the shares of Class A common stock underlying the warrants upon the exercise of the warrants by the holders thereof. The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, LLC, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Additionally, the Private Placement Warrants may be exercised on a cashless basis provided that the Private Placement Warrants are held by the initial holders or a permitted transferee, and the Public Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Public Warrants pursuant to the warrant agreement governing the warrants in which our board of directors (our “Board”) has elected to require all holders of the Public Warrants who exercise their Public Warrants to do so on a cashless basis. In such event, holders would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the warrants per share and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise or redemption is sent.
Warrants are exercisable only for a whole number of shares of Class A common stock. No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to such holder.
Sale of Class A Common Stock and Private Placement Warrants by Selling Securityholders
The selling securityholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell, separately or together, some or all of the shares of our Class A common stock or Private Placement Warrants covered by this prospectus on Nasdaq or any other stock exchange, market or trading facility on which the shares or Private Placement Warrants are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling securityholders gift, pledge or otherwise transfer the securities offered hereby, such transferees may offer and sell the securities from time to time under this prospectus, provided that, if required under the Securities Act, and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of selling securityholders under this prospectus. Subject to compliance with applicable law, the selling securityholders may use any one or more of the following methods when selling shares of Class A common stock or Private Placement Warrants:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•
block trades in which the broker-dealer will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
“at the market” or through market makers or into an existing market for the shares of Class A common stock or Private Placement Warrants;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of such shares of Class A common stock or Private Placement Warrants at a stipulated price per share or warrant;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
through the distribution of Class A common stock or Private Placement Warrants by any selling securityholder to its partners, members or securityholders;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

To our knowledge, the selling securityholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of Class A common stock or Private Placement Warrants covered by this prospectus. At any time a particular offer of the shares of Class A common stock or Private Placement Warrants covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock or Private Placement Warrants covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock or Private Placement Warrants covered by this prospectus.
To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
The selling securityholders may also sell shares of our Class A common stock or Private Placement Warrants under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders (and/or, if any broker-dealer acts as agent for the purchaser of shares of Class A common stock or Private Placement Warrants, from the purchaser) in amounts to be negotiated.
In connection with the sale of the Class A common stock or Private Placement Warrants or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock or Private Placement Warrants in the course of hedging the positions they assume. The selling securityholders may also sell shares of the Class A common stock or Private Placement Warrants short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the Class A common stock or Private Placement Warrants to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares or Private Placement Warrants offered by this prospectus, which shares or Private Placement Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may from time to time pledge or grant a security interest in some or all of their shares of Class A common stock or Private Placement Warrants to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a selling securityholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the shares of Class A common stock pledged or secured thereby pursuant to this prospectus. The selling securityholders and any other persons participating in the sale or distribution of the shares of Class A common stock or Private Placement Warrants will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Class A common stock or Private Placement Warrants by, the selling securityholders or any other person, which limitations may affect the marketability of the shares of Class A common stock or Private Placement Warrants.
The selling securityholders also may transfer the shares of our Class A common stock or Private Placement Warrants in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
A selling securityholder that is an entity may elect to make a pro rata in-kind distribution of shares of Class A common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of Class A common stock pursuant to the distribution through a registration statement.
The selling securityholders and any broker-dealers or agents that are involved in selling the shares of Class A common stock or Private Placement Warrants may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class A common stock or Private Placement Warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling securityholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Class A common stock.
We are required to pay all fees and expenses incident to the registration of shares of our Class A common stock and Private Placement Warrants. We have agreed to indemnify certain selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We and the selling securityholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.
There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus is a part.

DESCRIPTION OF SECURITIES
Authorized and Outstanding Stock
We have authorized 440,000,000 shares of capital stock, consisting of  (i) 430,000,000 shares of common stock, including (1) 400,000,000 shares of Class A common stock, (2) 20,000,000 shares of Class B common stock, and (3) 10,000,000 shares of Class F common stock, par value $0.0001 per share (the “Class F common stock”), and (ii) 10,000,000 shares of preferred stock. As of the date of this prospectus, we had: (i) 35 holders of record of Class A common stock and 50,079,676 shares of Class A common stock outstanding; (ii) 20 holders of record of Class B common stock and 14,546,755 shares of Class B common stock outstanding; (iii) no shares of Class F common stock outstanding; (iv) no shares of preferred stock outstanding; and (v) four holders of the Company’s warrants and 48,000,000 warrants outstanding. All of the Company’s shares of Class F common stock that were not forfeited in connection with the Business Combination were converted into shares of Class A common stock on a one-for-one basis at the Closing.
Class A Common Stock
Holders of the Class A common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in our Second Amended and Restated Charter (including any certificate of designation of preferred stock) or the bylaws of the Company, or as required by applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. In the case of an election of directors, where a quorum is present, a plurality of the votes cast will be sufficient to elect each director.
In the event of a liquidation, dissolution or winding up of the Company, the holders of the Class A common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A common stock.
Holders of Class A common stock are entitled to receive dividends from the Company when, as and if declared by the Board.
Class B Common Stock
In connection with the Business Combination, and pursuant to the Merger and Contribution Agreement, the Company issued 14,546,755 shares of Class B common stock to the Non-Blocker USWS Members. Non-Blocker USWS Members were issued USWS Units and an equal number of shares of Class B common stock. The Non-Blocker USWS Members collectively own all of our outstanding shares of Class B common stock. We expect to maintain a one-to-one ratio between the number of outstanding shares of Class B common stock and the number of USWS Units held by persons other than the Company, so holders of USWS Units (other than the Company) will have a voting interest in the Company that is proportionate to their economic interest in USWS Holdings.
Class B common stock is a newly issued class of our common stock, with a par value of  $0.0001 per share, but represent a non-economic interest in the Company. The Second Amended and Restated Charter provides that the number of authorized shares of Class B common stock is 20,000,000.
Shares of Class B common stock (i) may be issued only in connection with the issuance by USWS Holdings of a corresponding number of USWS Units and only to the person or entity to whom such USWS Units are issued and (ii) may be registered only in the name of (1) a person or entity to whom shares of Class B common stock are issued as described above, (2) its successors and assigns, (3) their respective permitted transferees or (4) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B common stock may transfer shares of Class B common stock to any transferee (other than the Company) only if, and only to the extent permitted by the Amended and Restated Limited

Liability Company Agreement of USWS Holdings (the “A&R USWS Holdings LLC Agreement”), such holder also simultaneously transfers an equal number of such holder’s USWS Units to the same transferee in compliance with the A&R USWS Holdings LLC Agreement. Shares of Class B common stock (together with the same number of USWS Units) may be exchanged for shares of Class A common stock as provided in the A&R USWS Holdings LLC agreement.
Holders of shares of our Class B common stock will vote together as a single class with holders of shares of our Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, holders of shares of Class B common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Second Amended and Restated Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock.
Holders of Class B common stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs. There are no sinking fund provisions applicable to the Class B common stock. No shares of Class B common stock are being issued or registered in this offering.
Preferred Stock
Our Second Amended and Restated Charter authorizes 10,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.
Dividends
We have not paid any cash dividends on our Class A common stock to date and do not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends is dependent upon our revenues and earnings, capital requirements and general financial condition, and is within the discretion of the Board. Holders of Class B common stock will not be entitled to any dividends from the Company.
Election of Directors
Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Warrants
As of the date of this prospectus, there were outstanding warrants exercisable for 24,000,000 shares of our Class A common stock, consisting of  (i) Public Warrants exercisable for an aggregate of 16,250,000 shares of our Class A common stock issued pursuant to the warrant agreement entered into in connection with our initial public offering and (ii) Private Placement Warrants exercisable for an aggregate of 7,750,000 shares of our Class A common stock issued in a private placement that closed simultaneously with the closing of our initial public offering.

Public Warrants
Each warrant entitles the registered holder to purchase one-half of one share of our Class A common stock at a price of  $5.75 per half share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering or 30 days after the Closing. For example, if a warrant holder holds two warrants, such warrants will be exercisable for one share of the company’s Class A common stock. Warrants must be exercised for a whole share. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC, and within 60 business days after the Closing to have declared effective, a registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may call the warrants for redemption:
•
in whole and not in part;

•
at a price of  $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of our Class A common stock equals or exceeds $24.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $24.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, M&P LLC and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of  (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of  (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than: (i) as described above, (ii) certain ordinary cash dividends, (iii) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (iv) as a result of the repurchase of shares of Class A common stock by the company if the proposed initial business combination is presented to the stockholders of the company for approval, or (v) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, LLC, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain any value from the fractional interest that will not be issued.
Private Placement Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with M&P LLC) and they will not be redeemable by us so long as they are held by the initial holders or their permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the initial holders or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Registration Rights
Concurrently with the Closing, we entered into an amended and restated registration rights agreement, dated November 9, 2018 (the “A&R Registration Rights Agreement”). The A&R Registration Rights Agreement amended, restated and replaced the registration rights agreement entered into by and among the Company, M&P LLC, Cantor and the holders named therein in connection with the Company’s initial public offering, in order to provide substantially similar registration rights to each of M&P LLC, certain owners of equity interests in USWS Holdings, Crestview, Joel Broussard, and certain lenders under our subsidiary’s amended and restated senior secured credit agreement dated as of February 2, 2017 and Piper Jaffray & Co., pursuant to which the Company will be required to register for resale shares of Registrable Securities (as defined in the A&R Registration Rights Agreement).

The Company is required, by December 9, 2018, to file a registration statement registering the resale of all of the Registrable Securities. In addition, if an underwritten offering is reasonably expected to result in gross proceeds of at least $25 million, (i) M&P LLC is entitled to demand three underwritten offerings, (ii) certain current and former owners of equity interests in USWS Holdings and the lenders, collectively, are entitled to demand five underwritten offerings and (iii) Crestview is entitled to demand three underwritten offerings with respect to their Registrable Securities. The holders of Registrable Securities also have certain “piggy-back” rights with respect to underwritten offerings initiated by the Company or our stockholders.
We will bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commission on the sale of Registrable Securities and the fees and expenses of counsel to holders of Registrable Securities. The A&R Registration Rights Agreement also includes customary provisions regarding indemnification and contribution.
The A&R Registration Rights Agreement also prohibits, subject to certain exceptions, certain current and former owners of equity interests in USWS Holdings and Piper Jaffray & Co. from transferring the shares of Class A common stock, USWS Units or shares of Class B common stock issued to them in the Business Combination, as well as the shares of Class A common stock issuable upon exchange of such USWS Units and shares of Class B common stock, prior to the first anniversary of the Closing, except that up to 50% of the shares of Class A common stock held or acquirable on exchange by each such person and its permitted transferees may be transferred in an underwritten public offering on or after the date that is 180 days after the Closing.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Certain Anti-Takeover Provisions of Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•
our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Authorized shares may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of common stock then outstanding; or

•
average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we had 64,626,431 shares of our capital stock issued and outstanding, consisting of  (i) 50,079,676 shares of Class A common stock and (ii) 14,546,755 shares of Class B common stock. Of these shares, 3,576,507 shares of Class A common stock were sold in our initial public offering and are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 61,049,924 shares and all 15,500,000 Private Placement Warrants are restricted securities under Rule 144.

As of the date of this prospectus, there are a total of 48,000,000 warrants to purchase shares of our Class A common stock outstanding, consisting of  (i) 32,500,000 Public Warrants exercisable for an aggregate of 16,250,000 shares of our Class A common stock issued pursuant to the warrant agreement entered into in connection with our initial public offering and (ii) 15,500,000 Private Placement Warrants exercisable for an aggregate of 7,750,000 shares of our Class A common stock issued in a private placement that closed simultaneously with the closing of our initial public offering. Each warrant is exercisable for one-half of one share of our Class A common stock at an exercise price of  $5.75 per half share ($11.50 per whole share). Our Public Warrants are freely tradable.
Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, LLC.
Listing
Our Class A common stock and Public Warrants are listed on Nasdaq and trade under the symbols “USWS” and “USWSW,” respectively.

LEGAL MATTERS
The validity of the securities offered hereby will be passed on for us by Winston & Strawn LLP, New York, New York.
EXPERTS
The financial statements of Matlin & Partners Acquisition Corporation as of December 31, 2017 and 2016, for the year ended December 31, 2017 and for the period March 10, 2016 (inception) through December 31, 2016 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.
The consolidated financial statements of U.S. Well Services, LLC as of December 31, 2017 (Successor) and 2016 (Predecessor), for the periods of February 2, 2017 to December 31, 2017 (Successor), January 1, 2017 to February 1, 2017 (Predecessor), and for each of the years in the two-year period ended December 31, 2016 (Predecessor), incorporated herein by reference to the Company’s definitive proxy statement on Schedule 14A filed on October 10, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
The audit report covering the December 31, 2017 consolidated financial statements refers to a new basis for presentation and the accompanying consolidated financial statements for the Successor period includes assets acquired and liabilities assumed that were recorded at fair value having carrying amounts not comparable with prior period as discussed in note 4 to the consolidated financial statements.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.
We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
We incorporate by reference into this prospectus the following documents or information filed with the SEC:
(1)
Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 28, 2018 (File No. 001-38025);

(2)
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 4, 2018, for the quarter ended June 30, 2018, filed with the SEC on August 14, 2018, and for the quarter ended September 30, 2018, filed with the SEC on October 26, 2018 (File No. 001-38025);

(3)
Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on March 16, 2018, July 16, 2018, October 1, 2018, October 4, 2018, October 9, 2018, October 9, 2018, October 26, 2018, October 31, 2018, November 1, 2018, November 5, 2018 (excluding any information furnished under Item 7.01 and Item 9.01), November 16, 2018, November 28, 2018 and November 30, 2018 (File No. 001-38025);

(4)
Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 10, 2018 (File No. 001-38025);

(5)
The description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 7, 2017 (File No. 001-38025) and any amendment or report filed for purposes of updating that description; and

(6)
All documents filed with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by telephone at (832) 562-3730 or in writing at the following address:
U.S. Well Services, Inc.
Attn: Secretary
770 South Post Oak Lane, Suite 405
Houston, Texas 77056

Part II
Information not required in prospectus
Item 14.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses to be borne by the Registrant in connection with the offerings described in this Registration Statement.
Registration fee	$99,077
FINRA filing fee	*
Printing	*
Accounting fees and expenses	*
Legal fees and expenses	*
Miscellaneous	*
Total	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.   Indemnification of Directors and Officers
Our second amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may in the future be amended. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our second amended and restated certificate of incorporation. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.   Exhibits
The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.
Exhibit No.	Document
2.1	Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on July 16, 2018).
2.2	Amendment No. 1, dated as of August 9, 2018, to Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1.1 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on October 26, 2018).
2.3	Amendment No. 2, dated as of November 2, 2018, to Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2018).
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 16, 2018).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 15, 2017).
4.3	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 15, 2017).
4.4	Amended and Restated Registration Rights Agreement, dated as of November 9, 2018, by and among U.S. Well Services, Inc., Matlin & Partners Acquisition Sponsor LLC, the Blocker Stockholders, certain Non-Blocker USWS Members, Crestview, the Lenders, Piper and Joel Broussard (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 16, 2018).
4.5	Warrant Agreement, dated March 9, 2017, by and between Continental Stock Transfer & Trust Company and Matlin & Partners Acquisition Corporation (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on March 15, 2017).
4.6	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 15, 2017).
5.1	Form of Opinion of Winston & Strawn LLP.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of KPMG LLP.
23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page hereof).

Item 17.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 3, 2018.
U.S. WELL SERVICES, INC.
By:
/s/ Joel Broussard

Name: Joel Broussard
Title: President, Chief Executive Officer and Director
POWER OF ATTORNEY
Each person whose individual signature appears below hereby authorizes and appoints Joel Broussard and Kyle O’Neill and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Joel Broussard Joel Broussard	President, Chief Executive Officer and Director (Principal Executive Officer)	December 3, 2018
/s/ Kyle O’Neill Kyle O’Neill	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 3, 2018
/s/ David Matlin David Matlin	Director	December 3, 2018
/s/ David Treadwell David Treadwell	Director	December 3, 2018
/s/ Adam Klein Adam Klein	Director	December 3, 2018
/s/ Eddie Watson Eddie Watson	Director	December 3, 2018
/s/ James Bold James Bold	Director	December 3, 2018
/s/ Ryan Carroll Ryan Carroll	Director	December 3, 2018